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                                                                   EXHIBIT 99.1

                         SECURFONE AMERICA -- OTCBB:SFAI
                 CHANGES CORPORATE NAME TO THE IXATA GROUP, INC.

San Diego (BUSINESS WIRE) -- Feb. 4, 2000 -- SecurFone America Inc. (OTCBB:SFAI -news), today announced the change of its corporate name to "The IXATA Group, Inc." (pronounced I-zay-ta). The name change enables the company to further capitalize on the success of its wholly-owned, Internet based, business-to-business ("B2B"), e-commerce subsidiary, IXATA.COM, Inc. The company's new ticker symbol will be "IXTA" effective today.

"The name change better describes our focus as a leader in the business-to-business, global electronic marketplace for the travel and hospitality services market," said Paul B. Silverman, Chief Executive Officer and Chairman of The IXATA Group and IXATA.COM. "We are committed to developing new e-commerce-based services and applications, building on a proven e-commerce platform which is now used by over 70 major corporations, thousands of hotel properties and four of the world's largest international corporate travel agencies."

IXATA.COM's principal service today is RFP Express-SM-, a fully automated B2B e-commerce purchasing system, which integrates an Internet-based interface with a sophisticated data-warehousing system and fax technology to deliver automated solutions for creating, sending, receiving, and managing the Request For Proposal (RFP) process involving hundreds or, in some cases, thousands of hotel properties worldwide. By automating the RFP business process, RFP Express provides new capabilities and dramatic cost savings to users. RFP Express provides corporate travel managers with a simple Apoint and click@ approach to create, manage and process thousands of RFPs and eliminate costly, labor-intensive paper, faxes and telephone calls.

IXATA.COM (an acronym for Internet eXpress Advanced Technologies and Automation) is positioned to address the needs of the $250 billion corporate travel market. The IXATA Group, Inc. is based in San Diego and its management team includes individuals with extensive experience in the travel and hospitality industry. For more information on IXATA.COM, visit the company's Web site (http://www.ixata.com).

Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. Additional information concerning these factors can be found in press releases as well as in the Company's public periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the statements contained in this press release after the date hereof.